AGREEMENT FOR TERMINATION
OF
BUSINESS COOPERATION AGREEMENT

THIS AGREEMENT FOR TERMINATION OF BUSINESS COOPERATION AGREEEMNT ("Termination Agreement") is made effective on the 6th day of August, 2018, (the "Effective Date"), by and among certain shareholders (the "Shareholders") of Saigon Plastic Packaging Joint Stock Company ("Saplastic JSC") that represent forty-eight percent ownership in Saplastic JSC, a Vietnamese joint stock company, with principal business address at Lot II – 2B, Area V, Industrial Group II, No. 10 Street, Tan Binh Industrial Park, Tay Thanh Ward, Tan Phu District, Ho Chi Minh City, Vietnam, hereinafter referred to as "SPP," and PHI Group, Inc., a corporation duly organized and existing under and by the virtue of the laws of the state of Nevada, U.S.A., with principal business offices at 5348 Vegas Drive, # 237, Las Vegas, NV 89108, U.S.A., hereinafter referred to as "PHI".

WITNESSETH:

WHEREAS, on July 23, 2018 the Shareholders, PHI and SPP entered into a Business Cooperation Agreement with respect to the following:

1. The Shareholders will exchange forty-eight percent ownership in Saplastic JSC with PHI for Preferred Stock of PHI. The total amount of shares of stock in Saplastic JSC to be exchanged for Preferred Stock of PHI and the amount of Preferred Stock of PHI to be exchanged for forty-eight percent ownership in Saplastic JSC will be determined by all the parties hereto before or upon the Closing of this transaction.

2. PHI will form a subsidiary namely "American Pacific Plastics, Inc." as the special purpose vehicle that holds the forty-eight percent ownership in Saplastic JSC that will be exchanged by the Shareholders.

3. A third-party shareholder of Saplastic, Inc. (the "Third-party Shareholder") will assign an additional three percent (3%) ownership in Saplastic, JSC to American Pacific Plastics, Inc. in exchange for Preferred Stock of PHI or common stock of American Pacific Plastics, Inc.

4. Upon the Closing of the stock swap between the Shareholders and PHI and the assignment of an additional three percent ownership in Saplastic, JSC to American Pacific Plastics, Inc., SPP and PHI will conduct or cause to be conducted the consolidated financial audits of Saplastic, Inc. and American Pacific Plastics, Inc. according to the Generally Accepted Accounting Principles (GAAP) of the United States of America. The financial audits will be carried out by a PCAOB-registered independent accounting and auditing firm to be chosen by SPP and PHI. The costs of the consolidated financial audits will be borne by PHI.

5. Concurrent with the consolidated financial audits, PHI will engage a qualified security attorney who will assist in the drafting and filing of a S-1 Registration Statement with the Securities and Exchange Commission for American Pacific Plastics, Inc. to become a fully-reporting public

company in the U.S. Stock Market. PHI will be responsible for all legal and filing costs associated with taking American Pacific Plastics, Inc. public.

6. The Shareholders and the Third-party Shareholder of SPP will have the discretion to surrender and return all PHI Preferred Stock to PHI in exchange for common stock in American Pacific Plastics, Inc. after American Pacific Plastics, Inc. has become a fully-reporting public company in the U.S. Stock Market, such that PHI and its shareholders will hold twenty percent (20%) and the Shareholders and the Third-party Shareholder of SPP will hold eighty percent (80%) of all the issued and outstanding common stock of American Pacific Plastics, Inc. immediately after said surrender and return.

7. PHI will use its best efforts to raise capital for SPP through the sale of PHI common stock until American Pacific Plastics, Inc. becomes a fully reporting public company.

WHEREAS, it deems to be in the best interests of PHI, SPP and their shareholders to terminate the referenced Business Cooperation Agreement in its entirety due to certain administrative reasons in connection with the contemplated transactions;

NOW THEREFORE, the parties hereto agree as follows:

1. **Agreement for Termination of Business Cooperation Agreement dated July 23, 2018 by and among Shareholders, PHI and SPP:** PHI, SPP and the Shareholders hereby agree to terminate said Business Cooperation Agreement in its entirety. Notwithstanding certain provisions contained therein, said Business Cooperation Agreement its terms and conditions are null and void effective August 6, 2018.

2. **Indemnification**: Each of the Parties hereto agrees to indemnify and hold harmless the Other Party and their respective officers, directors, employees, equity owners, agents, independent contractors, heirs, administrators, executors, successors, assigns, representatives, affiliates and/or otherwise related persons and entities, and their respective officers, directors, employees, equity owners, agents, independent contractors, heirs, administrators, executors, successors, assigns, and representatives, respectively from and against any and all claims, demands, damages, including but not limited to their reasonable attorneys' fees and costs, arising from or relating to any breach of this Termination Agreement and/or its terms and conditions by a breaching Party.

3. **Governing Law and Forum**: This Termination Agreement and the entire relationship among the Parties will be governed by and construed under the laws of Socialist Republic of Vietnam and the State of Nevada, U.S.A. Any dispute arising under, out of or in connection with this Termination Agreement, including any question regarding its existence, validity or termination, shall be referred to and be finally resolved by binding arbitration in Ho Chi Minh City, Vietnam before a single arbitrator. The Association for International Arbitration (AIA) Rules published and current at the date of the referral of any dispute to

arbitration pursuant to this clause shall control the selection of the arbitrator and the arbitration process. The rules and regulations of the Association for International Arbitration shall be deemed to be valid and acceptable by reference into this clause, and no further agreement of the Parties shall be required to initiate such proceeding. The Party prevailing in such arbitration shall be entitled to recover, in additional to all other remedies or damages, reasonable attorneys' fees and costs. The Parties acknowledge and agree that the arbitrator shall have the authority to enter orders and make awards of specific performance and/or injunctive relief.

4. **Notices:** Any notice of other communication required or permitted by this Termination Agreement must be in writing and will be deemed given when (i) delivered in person; (ii) submitted by facsimile with written confirmation of transmission; (iii) delivered by overnight or two day courier, with receipt and date of delivery stated; or (iv) when mailed by U.S. First Class Mail addressed to:

If to SPP:
Saigon Plastic Packaging Joint Stock Company
Attn: Thai Quoc Duong, Managing Director
Lot II – 2B, Area V, Industrial Group II,
No. 10 Street, Tan Binh Industrial Park,
Tay Thanh Ward, Tan Phu District,
Ho Chi Minh City, Vietnam
Telephone: +84.986222222
E-mail: thai@saplastic.com.vn

If to PHI:
PHI GROUP, INC.
Attn: Henry D. Fahman, Chairman & CEO
5348 Vegas Drive, # 237
Las Vegas, NV 89108
Telephone: +1.720.475.5430; Facsimile: +1.720.472.8556
E-mail: henry@phiglobal.com

5. **Waivers**: No failure of any Party to insist on performance by another Party, of any its obligation in one instance will waive such Party's right to insist on performance of that or any other obligation in the future. Any waiver by any Party of any provision of this Termination Agreement shall be made expressly in writing and not be considered to be a waiver of any subsequent breach of the same or any other provision of this Termination Agreement.

6. **Amendments:** This Termination Agreement may not be modified or amended except by written document signed by all the Parties.

7. **Parties:** This Termination Agreement is for the benefit of, and binds, all the Parties, their successors and permitted assigns.

8. **Severability**: The provisions of this Termination Agreement will be deemed severable, and if any part of any provision is held illegal, void or invalid under applicable law, such provision will be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding. If any provision of this Termination Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Termination Agreement will not in any way be affected or impaired but will remain binding in accordance with their terms.

IN WITNESS WHEREOF the parties hereto have agreed and executed this Agreement for Termination of Business Cooperation Agreement as of the day and year first above written.

Dated: August 6, 2018

FOR AND ON BEHALF OF:
PHI GROUP, INC.

By: ______________________
Henry D. Fahman
Chairman & CEO

Dated: August 6, 2018

FOR AND ON BEHALF OF:
SAIGON PLASTIC PACKAGING JSC

By: ______________________
Thai Quoc Duong
Managing Director

Dated: August 6, 2018

By: ______________________
Authorized Representative of the Shareholders
Thai Quoc Duong, an individual